Exhibit 1

© Bell Canada 2012. All Rights Reserved.

Code of Business Conduct

TABLE OF CONTENTS

1.	POLICY OVERVIEW				1
	1.1.	SUMMARY			1
	1.2.	SCOPE			1
	1.3.	OBJECTIVES			1
	1.4.	ANNUAL REVIEWS AND SIGN OFF			1
2.	POLICY DETAILS				2
	2.1.	OUR PRINCIPLES OF ETHICAL CONDUCT			2
		2.1.1	Personal Integrity		2
		2.1.2	Getting Help with Ethical Issues – the Business Conduct Help Line		2
		2.1.3	Reporting a Misconduct or Violation of the Code		3
	2.2.	RESPONSIBILITIES OF MANAGERS & EXECUTIVES			3
	2.3.	PENALTIES FOR VIOLATIONS			3
	2.4.	CONFLICTS OF INTEREST			4
		2.4.1	Overview		4
		2.4.2	Conflict of Interest Guidelines for Executives and External Directorships		4
			2.4.2.1.	Definition	4
			2.4.2.2.	External Directorships	5
		2.4.3	Conflicts of Interest Relating to Family and Personal Relationships		5
		2.4.4	Conflicts of Interest Relating to Supplier-Funded Incentive Programs		6
		2.4.5	Conflicts of Interest Arising from Outside Employment and Similar Activities		6
	2.5.	LOANS, GIFTS AND ENTERTAINMENT			7
		2.5.1	Loans from the Company		7
		2.5.2	Business Gifts & Entertainment		7
	2.6.	POLITICAL CONTRIBUTIONS			8
	2.7.	LOBBYING ON BEHALF OF THE COMPANY			8
	2.8.	IMPROPER INFLUENCE ON THE CONDUCT OF AUDITS			9
	2.9.	INSIDER TRADING			9
		2.9.1	Overview		9
		2.9.2	Material Information		9
		2.9.3	Trading and Tipping		10
		2.9.4	Recommended Time to Purchase or Sell BCE Inc. Securities		11
		2.9.5	Short Sales, Calls and Puts		11
	2.10.	PUBLIC DISCLOSURE OF MATERIAL INFORMATION			11
	2.11.	CONFIDENTIALITY OF CUSTOMER AND EMPLOYEE INFORMATION			12
		2.11.1	Customer Privacy		12
		2.11.2	Interception of Private Communications		13
		2.11.3	Business Customer Contracts & Proposals		13
		2.11.4	The Bell Privacy Policy		13
		2.11.5	Employee Privacy		14
	2.12.	INFORMATION CLASSIFICATION AND RECORDS MANAGEMENT			15
		2.12.1	Preservation of records under legal hold		15
		2.12.2	Confidential Information		16
		2.12.3	Post employment obligations		16
	2.13.	DEALING WITH CUSTOMERS AND SUPPLIERS			17
		2.13.1	Customer Relations		17
		2.13.2	Supplier Relations - Reciprocity		17
	2.14.	DEALING WITH COMPETITORS			18
		2.14.1	Treating Competitors with Respect		18
		2.14.2	Obtaining Information about our Competitors		18
		2.14.3	Agreements with Competitors		19
		2.14.4	When a Competitor is a Customer		19
	2.15.	SAFEGUARDING COMPANY ASSETS			19
		2.15.1	Overview		19
		2.15.2	Corporate Credit Cards and Company Funds		20
		2.15.3	Hiring Consultants or Contractors		20

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		2.15.4	Electronic Procurement and Electronic Processing of Expense Reports	20
		2.15.5	Business Books and Records	20
		2.15.6	Standard Contracts and Agreements	21
		2.15.7	IS/IT and Network Security	21
		2.15.8	Personal Use of Company-Provided Internet Access and Other IT Resources	22
		2.15.9	Visible ID	22
	2.16.	SOCIAL NETWORKING		22
	2.17.	INTELLECTUAL PROPERTY		23
		2.17.1	Overview	23
		2.17.2	Ownership of Intellectual Property Developed While Working for the Company	23
		2.17.3	Developing Patents and Other IP	24
	2.18.	A WORK ENVIRONMENT BASED ON TRUST AND MUTUAL RESPECT		24
		2.18.1	Overview	24
		2.18.2	Diversity and Employment Equity	24
		2.18.3	Discrimination and Harassment	25
		2.18.4	Reasonable Accommodation	25
		2.18.5	Health and Safety Policy	26
		2.18.6	Corporate Security - Emergency Management	26
		2.18.7	Alcohol, Drugs and Other Substances	27
		2.18.8	Involvement in a Legal Matter	27
		2.18.9	Workplace Violence Prevention	27
	2.19.	PROTECTING THE ENVIRONMENT		27
		2.19.1	Overview	27
		2.19.2	Managing Environmental Risks and Opportunities	28
		2.19.3	Environmental Training	28
		2.19.4	Reporting Environmental Incidents	28
3.	ROLES AND RESPONSIBILITIES			30
	3.1.	ANNUAL REVIEW		30
	3.2.	REPORTING CONFLICTS OF INTEREST		30
	3.3.	BUSINESS UNIT RESPONSIBILITY		30
	3.4.	BOARD OF DIRECTORS, CORPORATE GOVERNANCE COMMITTEE AND THE AUDIT COMMITTEE		30
	3.5.	CORPORATE SECRETARY’S OFFICE		30
4.	APPENDICES			31
	4.1.	SUPPORTING PROCEDURES		31
	4.2.	REFERENCE TO ATTACHMENTS		31
5.	POLICY OR PRACTICE DETAILS			32

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Code of Business Conduct

A Message from the President and Chief Executive Officer

As we work together to achieve Bell’s goal – to be recognized by customers as Canada’s leading communications company – everyone on the team has a responsibility to meet the highest standards of ethical conduct.

In more than 130 years of serving Canadians, Bell has built a reputation for adhering to the most rigorous standards of business conduct. We value that reputation and understand the importance of earning it every day in interactions with our customers, shareholders, suppliers, the broader public and our fellow team members.

That is why we are all required to renew a personal commitment to reading and understanding the Bell Code of Conduct each year. The Code clearly explains the values and standards of behaviour expected from every team member in all aspects of our business.

Please take the time to read the Bell Code of Conduct, and to incorporate the principles into your work at Bell every day. Thank you for your support.

George Cope

President and Chief Executive Officer

BCE Inc. and Bell Canada

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1.	POLICY OVERVIEW

1.1.	Summary

The Bell Canada Code of Business Conduct (referred to as the “Code”) explains the fundamental values and standards of behaviour that our shareholders, customers and suppliers expect from us in all aspects of our business.

In our daily activities, we have a fundamental responsibility to address a broad spectrum of issues. These include: preventing conflicts of interest, protecting company assets, safeguarding privacy and confidentiality, treating clients, business partners, team members and competitors with respect and honesty, fostering a diverse and safe workplace and protecting the environment.

Acting responsibly is central to achieving sustainable business success and essential to the pursuit of our corporate goal: to be recognized by customers as Canada’s leading communications company.

The Code provides various rules and guidelines for ethical behaviour based on Bell values, as well as applicable laws and regulations.

These values and standards reinforce the commitment of Bell Canada to the highest levels of customer service, a working environment in which performance is recognized and people are respected and sensitivity to the needs of the community that the Company serves.

1.2.	Scope

While the Code, from time to time, refers to “employees of the Company” or “employees of Bell”, the Code applies to all employees and executives of BCE Inc., Bell Canada and their subsidiaries that are not public companies (collectively referred to as the employees of the “Company” or “Bell”), as well as to all persons serving as members of the Board of Directors of BCE Inc. and Bell Canada.

1.3.	Objectives

The Code is intended for every employee and executive of the Company as well as members of the Board of Directors. Collectively, we undertake to:

•	perform our work duties and conduct our business relationships with integrity and in a dynamic, straightforward, honest and fair manner
•	comply with applicable laws, regulations and Company policies and procedures
•	avoid conflicts of interest
•	foster a work environment based on mutual trust and respect and that encourages open communication
•	maintain a safe and secure workplace
•	protect the environment
•	support a culture in which ethical conduct is recognized, valued and exemplified
•	promptly report issues relating to the Code and potential violations, non-compliance with applicable laws, regulations or company policies or procedures and any other emergencies.

1.4.	Annual Reviews and Sign Off

To demonstrate our commitment to and support of these shared values and standards, all employees, executives and members of the Board of Directors must certify annually that they have reviewed and follow the Code. A copy of these certifications can be found at Attachments 1A and 2A.

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2.	POLICY DETAILS

2.1.	Our Principles of Ethical Conduct

2.1.1	Personal Integrity

Ethical behaviour is an essential part of our job and is a personal responsibility we all share. It means performing our job fully and competently and it also means being accountable for our behaviour and for supporting the values, principles and standards upon which our reputation rests.

Many aspects of our business are governed by laws and regulations and compliance with such laws is basic to ethical conduct. Bell and its employees are subject to, and are expected to comply with, the laws, rules and regulations of all countries in which we operate, as well as the expectations and requirements of our various regulators. These laws include, but are not limited to, telecommunications laws, securities laws and regulations, laws prohibiting the corruption of foreign officials, as well as lobbying, environmental and employment legislation. Ethical behaviour, however, goes beyond mere compliance with the law. It involves thinking through the possible impact of our decisions on all interested parties – customers, employees, unions, business partners, suppliers, investors, government as well as the communities and environment in which we live and work.

Although the Code lays out the fundamental principles of ethical and legal conduct, it cannot anticipate every ethical dilemma or situation we may encounter as we perform our jobs. This would be impossible given that the communications industry is evolving so rapidly and so unpredictably.

Consequently, we may often find ourselves caught in a situation or facing an ethical problem not explicitly covered in the Code. In this case, we must rely on our internal sense of what is right – our moral compass – to guide us in making the right decision.

When faced with a difficult or unclear situation, it may help to ask the following questions such as:

•	how would I feel if, rather than initiating this action, I was on the receiving end?
•	how would my customer react if he/she knew I was breaking the rules or distorting the facts to make a sale?
•	if I do this, how will I feel afterwards? Would I want my co-workers, friends or family to find out?
•	if my actions became public, how would they be reported in the media?

Assuming personal responsibility for our actions means we can’t blame someone else for our behaviour. Conversely, no one – not even a manager – can force us to commit an illegal or unethical act that may damage the Company’s reputation, or our own.

It also means we have a duty to report illegal acts or violations of Company rules, policies or the Code to management. Turning a blind eye to wrongdoing – in effect condoning such behaviour – is itself unethical.

Any breach of the Code or Company policies or evidence of illegal behaviour will be taken very seriously. Depending on the nature and severity of the case, employees who breach the Code, violate Company policy or commit an illegal act will face immediate discipline, up to and including dismissal, as well as possible civil or criminal prosecution.

2.1.2	Getting Help with Ethical Issues – the Business Conduct Help Line

Individual responsibility does not mean you are on your own when facing an ethical issue. Don’t be reluctant to ask any questions you might have on the Code or raise issues.

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Start by speaking with your manager. If this won’t meet your needs you can contact our confidential and anonymous Business Conduct Help Line at https://www.clearviewconnects.com/ on a 24/7 basis or by calling 1-866-298-2942 (toll free)

2.1.3	Reporting a Misconduct or Violation of the Code

As part of the Company’s commitment to the highest standards of ethics, employees are encouraged to promptly report any actual or potential misconduct, Code or other company policy violations, malpractice, fraud, misappropriation of business property or any other illegal or unethical act or behaviour, including but not limited to, accounting, internal accounting controls or auditing matters by an employee of Bell or by any Business Unit of Bell.

An unethical behaviour may be reported to your immediate manager. However, if such reporting is either inappropriate, does not provide the necessary level of confidentiality or if you otherwise prefer, the unethical behaviour could be reported to the Business Conduct Help Line which can be reached on an anonymous 24/7 basis at https://www.clearviewconnects.com/ or by calling 1-866-298-2942 (toll free) or to the Chief Legal Officer or to the Chair of the Audit Committee.

Any submission made by an employee of the Company regarding an unethical behaviour shall be treated on a confidential basis. The employee’s identity shall be treated anonymously and confidentially, unless specifically permitted to be disclosed by the employee or unless required by law. Anonymous and confidential submissions shall only be disclosed to those persons who have a need to know in order to properly carry out an investigation of the potential unethical behaviour. Any employee who in good faith reports an unethical behaviour will be protected from threats of retaliation, discharge or other types of sanctions, including but not limited to, lower compensation or inferior terms and conditions of employment that are directly related to the disclosure of such unethical behaviour.

Please also see the Complaint Procedures for Accounting and Auditing Matters on the Corporate Policies & Ethics Program intranet site.

No employee will be penalized for inquiring, in good faith, about apparently unethical behaviour or for obtaining guidance on how to handle suspected illegal acts or policy violations. Further, the Company will not allow retaliation for reports made in good faith.

2.2.	Responsibilities of Managers & Executives

We are all expected to perform our jobs with integrity and in a dynamic, straightforward, honest and fair manner. However, managers and executives have an enhanced role. This means:

•	setting an example by complying with the Code and all company policies at all times
•

ensuring that all employees have access to the Code (on-line or in paper format); that they know, understand and comply with its provisions; and that they complete the annual review and sign off process

•	complying with the Personnel Security Policy and the associated directives, practices, procedures and standards including Background Security Check
•	fostering an environment that encourages open communication and upholds sustainable development, health & safety, labour and ethics principles in every business decision and actions
•	immediately reporting violations of the Code or breaches of Company policies and taking prompt and decisive disciplinary action when it has been established that the Code has been violated.

2.3.	Penalties for Violations

Disciplinary action up to and including dismissal will be taken should an employee, manager or executive:

•	violate a Company policy; disregard proper procedures or ask others to violate Company policy
•	deliberately fail to promptly report a violation or withhold relevant information concerning a violation
•	fail to cooperate in the investigation of a known or suspected violation
•	take action against an employee who reports a violation or breach of the Code or other policy.

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2.4.	Conflicts of Interest

2.4.1	Overview

As employees, managers and executives, our business loyalty rests in placing the Company’s interests – including those of its customers and shareholders – before our personal interests.

A conflict of interest arises whenever we allow, or appear to allow, personal interests or relationships to impair our judgment and ability to make decisions with integrity and honesty. By thinking of ourselves first, we may act in a way that is damaging, or potentially damaging, to the Company. We may also harm our personal reputation.

We must not use our position to influence or bypass Company procedures for personal gain nor for the benefit of our family, friends, colleagues or anyone else.

How Can I Tell If I Am In a Conflict of Interest?

F       If you are not sure about a particular situation obtain the guidance you need (see below). Start by asking yourself the following questions:

•       Am I following proper Company procedures?

•       Do I stand to potentially gain personally from my actions?

•       Can my actions potentially result in a financial or other advantage for myself, a near relative (which would include, but is not limited to, a spouse, sibling, parent, child, or in-law) or friend?

•       Am I uncomfortable discussing this with my manager or fellow employees?

•       Would I act differently if a friend or near relative weren’t involved?

If you have any doubts about a possible conflict, raise the matter with your manager or contact the Business Conduct Help Line at https://www.clearviewconnects.com/ or by calling 1-866-298-2942 (toll free).

Where an actual or potential conflict of interest may exist employees MUST complete form BC3684A – “Disclosure of a Conflict of Interest or Potential Conflict of Interest” and provide a copy signed by his/her manager to the Corporate Secretary’s Office (see Attachment 2B).

2.4.2	Conflict of Interest Guidelines for Executives and External Directorships

2.4.2.1.	Definition

In addition to the conflict of interest guidelines and procedures noted above, in respect to all persons who are executives (i.e. Vice-President and above), a conflict of interest may also arise:

•

when there is an outside interest which materially encroaches on time or attention which should be devoted to the company’s affairs or so affects the executive’s energies as to prevent him/her from devoting his/her full abilities to the performance of duties;

•

where an executive or any of his/her near relatives, friends or cohabitants has a direct or indirect interest in or relationship with any outsider, such as a supplier (whether of goods or services), customer, agent or competitor of the Company or its subsidiary and associated corporations, or with a person in a position to influence the actions of an outsider, which is inherently unethical or which might be implied or construed to:

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•

give rise to a possible personal gain or favour to the executive involved, or any of his/her near relatives, friends or cohabitants due to the executive’s actual or potential power to influence dealings between the Company and the outsider,

•

render the executive partial toward the outsider for personal reasons, or otherwise inhibit the impartiality of the executive’s business judgement or his/her desire to serve only the Company’s best interests in the performance of his/her functions as an executive,

•	place the executive or the Company in an equivocal, embarrassing or ethically questionable position in the eyes of the public or any external monitoring body, or
•	reflect unfavourably on the integrity of the executive or the Company;
•

where an executive or any of his/her near relatives, friends or cohabitants makes use of any non-public information, such as information for internal use, or of a confidential nature, proprietary, insider, privileged or government classified nature or customer information, entrusted to or obtained by the executive in the conduct of Company business to benefit himself/herself or any of his/her near relatives, by selling or making available such information to interests outside the Company, or uses the information in any other manner to further his/her interest(s), or the interest(s) of any of his/her near relatives; and/or

•

where an executive or any of his/her near relatives, friends or cohabitants has any direct or indirect interest or relationship which is actually or potentially harmful or detrimental to the Company’s best interests.

Executives ARE REQUIRED to disclose any actual or potential conflicts of interest by providing written notice to the Corporate Secretary at corporate.secretariat@bell.ca. The Corporate Secretary is responsible for administering the Code and the Conflict of Interest Guidelines. If the Corporate Secretary is unable to resolve an existing or potential conflict of interest with the person involved, the matter will be discussed with the Executive Vice-President and Chief Legal & Regulatory Officer.

2.4.2.2.	External Directorships

As a general rule, executives are allowed to be appointed to an external board of directors (“external directorship”), meaning joining the board of directors of a company other than BCE, Bell Canada and their respective subsidiaries, other controlled entities and joint ventures (“BCE group companies”) provided that such election:

•	will not create conflicts of interest either for the executive or for any BCE group companies (see discussion above),
•	will contribute to the development of the executive or will benefit the BCE group companies either directly or indirectly,
•	will not be at the expense of the executive’s corporate responsibilities and will not impose an undue burden on the executive.

Provided the above criteria are met, before accepting an external directorship appointment, an executive shall, through his/her superior, seek and obtain clearance from the President and Chief Executive Officer. If appointed, the executive must then disclose such fact to the Corporate Secretary’s Office promptly.

Executives should however understand that the BCE group companies’ D&O Insurance policy will NOT be applicable unless the executive’s appointment is made at the request of the Company.

2.4.3   Conflicts of Interest Relating to Family and Personal Relationships

Each of us has a variety of personal relationships involving family and friends and sometimes our work and personal lives intersect.

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We must disclose this relationship if it compromises, or threatens to compromise, our ability to act in the Company’s best interest. Speak to your manager or contact the Business Conduct Help Line for further guidance. We should also be aware that bridging our personal and business lives may cause our competitors or suppliers – as well as colleagues within the Company – to believe we are in a conflict of interest. To avoid a conflict of interest, or prevent a situation from developing into a conflict of interest, you must inform your manager if, for example:

•	you are considering hiring a near relative, friend or co-habitant
•	if you transact business on behalf of the Company with a near relative, friend or co-habitant
•	a near relative or co-habitant works for or has a financial interest in or is a major shareholder of a supplier or competitor

If you are concerned that you may be in a conflict of interest, speak to your manager who may ask you to complete form BC3684A, “Disclosure of a Conflict of Interest or Potential Conflict of Interest.” This form MUST be signed by you and your manager and sent to the Corporate Secretary’s Office.

For additional instructions or assistance please contact the Business Conduct Help Line, which can be reached on a 24/7 basis at https://www.clearviewconnects.com/ or by calling 1-866-298-2942 (toll free).

My partner has just become an executive sales manager for a company that services the computers in my department. Do I need to tell anyone about this?

F       Yes. Someone could claim that Bell is giving your partner business because you are a Bell employee. You should notify your manager and make sure you are not involved in any decisions regarding your partner’s company. This relationship should be noted in form BC3684A, “Disclosure of a Conflict of Interest or Potential Conflict of Interest.”

2.4.4	Conflicts of Interest Relating to Supplier-Funded Incentive Programs

Supplier-funded incentive programs, often offered to sales employees by suppliers seeking to sell their products, may only be arranged through an authorized program administrator who does not work with the eligible employees.

It’s up to the program administrator to ensure there is no conflict between the Company’s marketing strategy and the supplier’s incentive program. For further information, please refer to the Compensation & Recognition Policy on the Human Resources Policies intranet site.

2.4.5	Conflicts of Interest Arising from Outside Employment and Similar Activities

We all have a right to do what we want during our non-working hours. This could include holding another job in which we use the skills and experience acquired through our work at the Company. However, we must ensure that our outside employment or other activities do not conflict, or appear to conflict, with the Company’s business or with our ability to fulfill our duties as employees.

To avoid a conflict of interest, or even the appearance of such a conflict, you should discuss any planned outside business activities with your manager. As a general guideline, you may not:

•	work for an organization that competes with the Company or operate a business or promote a third party’s line of products or services that compete with those offered by the Company,
•

use the Company’s time, materials and facilities in paid or unpaid work for other organizations (for example, to support a charitable community project), unless specifically authorized by senior management (CP4 or higher). Where such authorization has been obtained, as per the Bell Community Investment policy, no company products or services

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(such as wireline telecommunication services, Internet services, handsets, etc.) may be provided in-kind,
•	accept outside employment or engage in any activity that may prevent you from performing your job at the Company fully and competently,
•	contribute to or support any political group or political activity on behalf of the Company, unless specifically authorized by the appropriate Company department responsible for government relations.

I am a Bell technician who installs circuitry for small and medium-sized business customers. With the growth of the Internet and other communications services, demand for my expertise is booming. Can I take advantage of this opportunity and start up an installation business on my own time?

F       No. You cannot engage in any outside activity that might take business away from Bell or any of its subsidiaries. Furthermore, as an employee, you are expected to contribute your energy and ideas to your job as an installer for Bell

As a customer service representative I happen to respond to my brother’s telephone call inquiring about a charge on his account for TV services. Can I respond to this call and make adjustments, if any, to his account?

F       No. Employees are not allowed to access or make changes to the billing accounts of their families and friends, including their own.

2.5.	Loans, Gifts and Entertainment

2.5.1	Loans from the Company

We do not accept, whether directly or indirectly, any loan or guarantee of obligations from the Company that are for our personal benefit.

2.5.2	Business Gifts & Entertainment

Do not solicit, accept or give gifts, gratuities, favours or unusual hospitality from or to suppliers or customers, which may compromise - or appear to compromise - our ability to make fair, objective, business decisions or may unfairly influence a business interaction.

Do not solicit or encourage gifts, hospitality, entertainment or any other thing for personal use.

Do not accept gifts having a monetary value; for example, gift certificates, cash, services, discounts or loans.

These guidelines do not change during traditional gift giving season.

We recognize, however, that building relationships with customers and suppliers is an integral part of doing business.

You may offer and accept reasonable hospitality in certain cases. You should consult your manager or contact the Business Conduct Help Line when in doubt about the appropriateness of a particular situation.

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You may participate in unsolicited business entertainment depending on the function or services you perform for the Company and if the entertainment is clearly intended to facilitate business goals. If for example, tickets to a sporting or cultural event are offered, then the person offering the tickets should plan to attend the event as well.

You may sponsor events/activities for customers or potential customers where the purpose is to strengthen business relationships; however it is your responsibility to know and be sensitive to the customer’s own code of conduct on these issues. Solicitation of modest gifts or prizes for Company sponsored events which provide clear benefits to the sponsor and/or charitable organization is permitted upon approval by your manager.

You may accept unsolicited, nominal value hospitality, gifts or mementos that are customary or business related.

You may accept business entertainment in the form of meals as long as it is modest, infrequent, and as far as possible on a reciprocal basis.

Factors to Consider

F   Factors which you and your manager should consider when assessing the proper course of action include:

•       Is the Company potentially involved in a major procurement activity with the company offering the gift or entertainment?

•       Would the gift or entertainment be considered appropriate or customary, taking into account the nature of the function or services you perform for the Company?

•       Would it be perceived as insulting or damaging to the business relationship to return the gift or decline the hospitality?

•       Can the gift or hospitality be applied to benefit all team members rather than certain individuals?

2.6.	Political Contributions

Political Contributions refer to any payment or donation, including provision of services at favourable rates, irrespective of format or location, made on behalf of the Company to a recipient involved in federal, provincial, territorial or municipal political process, such as a political party, an election or leadership candidate, a riding association or an elected official. The Company’s corporate policy prohibits political contributions without the express prior consent of the Executive Vice-President and Chief Legal & Regulatory Officer. This policy does not apply to political contributions made by individuals within the Company on their own behalf. However, funds or assets being contributed must originate with or belong to the individual making the contribution, and individuals making political contributions should be prepared to demonstrate ownership.

For further information, consult the Political Contributions Policy available from the Corporate Policies & Ethics Program intranet site.

Beyond standard penalties for non-compliance with the Code which were previously outlined, the Company may refer the matter to the appropriate regulatory and legal authorities, which could lead to penalties, fines or imprisonment.

2.7.	Lobbying on behalf of the Company

Broadly speaking, lobbying involves reaching out to a public office holder (like an MPP, a federal Minister or in some cases a mayor) in order to further the Company’s objectives. It does not,

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however, include formal legal or regulatory submissions, communications in a public forum or responses to government Request for Proposals.

Lobbying public office holders is a legitimate activity but the law sets certain boundaries around lobbying, as well as establishes some disclosure requirements, to ensure that lobbying activities are transparent and ethical. The Regulatory/Law Department must be consulted before making representations to public office holders.

Beyond standard penalties for non-compliance with the Code which were previously outlined, the Company may refer the matter to the appropriate regulatory and legal authorities, which could lead to penalties, fines or imprisonment.

2.8.	Improper Influence on the Conduct of Audits

Employees are prohibited from coercing, manipulating, misleading or fraudulently influencing the Company’s internal or external auditors at any time and especially when the employee knows or should know that his/her action, if successful, could result in rendering the Company’s financial statements misleading in any way.

2.9.	Insider Trading

2.9.1	Overview

Securities legislation imposes restrictions with respect to the purchase and sale of shares and other securities, as well as “tipping”, when a person has knowledge of information not yet known to the public and which generally could affect the market price of the securities of a given company. Securities of a company include, for example, equity securities such as common and preferred shares, debt securities such as debentures and notes, and options.

It is illegal for you to buy or sell securities of BCE Inc., its subsidiaries and associated companies or any other company that is a public company, with knowledge of undisclosed material information obtained in the course of your employment or “tip” others concerning such information. In particular, you should be careful to avoid inadvertently disclosing confidential information to spouses, family members and others who live in your households, or to business partners, friends and others as this could be considered “tipping”.

Members of the board of directors and executives of BCE Inc. and Bell Canada should consult the “BCE Inc. and Bell Canada Insider Trading and Reporting Guidelines” for additional information. A copy of these guidelines can be obtained from the Corporate Secretary’s Office.

2.9.2	Material Information

Undisclosed material information refers to information that, if disclosed, could affect the market price of a company’s securities or is likely to be considered important by investors in determining whether to buy, sell or otherwise trade in such securities. For instance, such information could be used by investors to buy, sell or otherwise trade in BCE Inc. shares, as well as the securities of third parties with which the Company has dealings, to the unfair disadvantage of others.

Examples of material information include (note: this list is not exhaustive and may include other types of information which may be material at any particular time depending upon the circumstances):

Corporate Structure and Acquisitions and Dispositions

•	company restructuring plans
•

proposals, negotiations or agreements for the acquisition of securities or assets of other companies (including the possibility of a takeover bid for or merger with another company) and dispositions of existing investments

•	changes in share ownership that may affect control of BCE Inc. or Bell Canada

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Capital Structure

•	the possibility of a public offering of securities, stock splits or private sales of securities
•	a change, or proposed or planned change, in dividend rates or dividend policy
•	a planned or possible repurchase of securities
•	the possible initiation of a proxy fight

Financial Results

•	annual and quarterly financial results (such as earnings and revenues)
•	internal financial guidance (such as with respect to revenues, EBITDA, earnings, free cash flow and capital intensity)
•	a significant contingent liability
•	significant shifts in operating or financial circumstances, such as: cash-flow reductions, major write-offs, work-force adjustments; or the proposed shutdown of any significant service facility

Business and Operations

•	business plans
•	senior management changes
•	significant litigation or regulatory proceedings
•	disputes with customers, suppliers or contractors
•	new products and services
•	sales results
•	research and development of new technology
•	confidential information provided by third parties
•	significant new contracts or changes in existing contractual relationships or loss of business
•	a government investigation
•	negotiations with unions

Credit Arrangements

•	a default or expected default under a loan agreement, indenture or significant contract
•	changes in rating agency decisions
•	changes in credit ratings, including downgrades
•	borrowing or lending a significant amount of funds

Can I use information I obtain by accident or overheard?

No. Even when you obtain material information by accident, such as by overhearing a discussion of a planned acquisition, you are prohibited by law from buying shares of BCE Inc. or the target company because the information is material and non-public. In addition, you cannot suggest to your spouse, near relative or friend that they buy or sell shares of BCE Inc. or the target company while in possession of such material confidential information as this would be considered tantamount to divulging that confidential information to someone outside the Company for personal gain or the gain of someone else. Such shares could only be purchased one complete business day after BCE Inc. or the company being acquired issues a press release publicly announcing the planned acquisition.

2.9.3	Trading and Tipping

There are severe penalties provided by law that may be imposed against you personally, as well as the potential for damage to the Company’s good name, as a result of unlawful trading and tipping.

In the course of business operations, you may become aware of undisclosed material information about BCE Inc., Bell Canada or any other company. Unless you are certain that this information has been officially disclosed, you are prohibited from:

•	trading in securities of any company to which the information relates; or

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disclosing such information (otherwise than in the necessary course of business and on a confidential basis) to another person - a “tippee” - regardless of whether the tippee is related to you or is a friend. Note that trading or tipping by the tippee is also illegal.

If undisclosed material information exists at the time you trade and subsequent disclosure of that information affects the security’s price, you may have to face the difficult task of proving you were not aware of the information. In the case of trading by a family member, or other persons close to you, you may have to prove that you did not disclose such information - a very difficult burden of proof!

If you were in possession of undisclosed material information at the time you or other persons close to you traded, the fact that such trade was based on factors other than undisclosed material information, or that you considered yourself under duty (as a trustee, for example) to trade or disclose information, will not absolve you from liability, even in the absence of intent to defraud or to take unfair advantage.

2.9.4	Recommended Time to Purchase or Sell BCE Inc. Securities

Assuming you are not otherwise aware of undisclosed material information, the recommended time to purchase or sell BCE Inc. securities is during the period beginning on the second business day following the day of announcement of BCE Inc.’s and Bell Canada’s financial results for a quarter and ending on the last day of the next quarter (i.e. the last day of the third month of the quarter (e.g. June 30) during which the announcement is made (e.g. first Thursday of May) (sometimes called the “Window Period”). This will help minimize the risk of an unintentional violation of these prohibitions, and the appearance of a violation (intentional or not). BCE Inc.’s earnings press releases are generally issued on the fifth Thursday following the end of a quarter. All employees are required to keep accurate records of their securities transactions and may be asked to report to BCE Inc. or Bell Canada their holdings and investment transactions.

2.9.5	Short Sales, Calls and Puts

As an employee of the Company, you may not engage in the following activities with respect to BCE Inc.’s securities or the securities of any of its affiliates (such as Bell Canada): (a) short sale; (b) sale of a call option and (c) purchase of a put option.

“Short selling” means selling shares you do not currently own and borrowing a third party’s shares in order to make delivery, the whole in expectation that the shares will decrease in value when you will buy back the shares and return them to the owner. Such process is subject to undue speculation and abuse and is therefore prohibited.

Puts and calls are also subject to the same abuse and therefore similar restrictions also apply to the sales of call options and purchases of put options in respect of securities of BCE Inc. and its affiliates. For the purposes hereof, a “call” can be defined as an option to demand delivery of a specified number or amount of securities at a fixed price within a specified time but does not include an option or right to acquire securities of BCE Inc., Bell Canada or their affiliates where such were granted by BCE Inc., Bell Canada or their affiliates (such as pursuant to BCE Inc.’s Long-Term Incentive (stock option) Programs). A “put” can be defined as an option to deliver a specified number or amount of securities at a fixed price within a specified time.

In summary, you cannot sell short securities of BCE Inc. or its affiliates, and you may not sell call options or buy put options over the same securities. You must exercise great caution in your trading in order to avoid inadvertent breaches of these restrictions.

2.10.	Public Disclosure of Material Information

Only authorized executives of BCE Inc./Bell Canada can decide the timing and content of public disclosures regarding BCE Inc. or Bell Canada. Examples include public filings with securities regulatory authorities or the issuance of BCE Inc. or Bell Canada news releases.

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Information is deemed public when official announcements have been publicized and the public has had the opportunity to evaluate the information. Even after the Company has officially released material information, it is important to be sure that sufficient time has elapsed to enable the information to be disseminated to, and considered by, investors. As a rule of thumb, one complete business day is considered sufficient for this purpose. An employee must not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of public information.

If you are not an authorized spokesperson, you must not respond under any circumstances (including on a “no-name basis” or “off the record” basis) to inquiries from, or voluntarily provide information to, the investment community or the media, unless specifically asked to do so by an authorized spokesperson.

Any inquiries need to be immediately referred to Bell’s Communications Department or Investor Relations Department. Contact information for spokespersons can be found in the Company’s Disclosure Policy available on the Corporate Policies & Ethics Program intranet site.

2.11.	Confidentiality of Customer and Employee Information

2.11.1   Customer Privacy

The Company has long been committed to maintaining the accuracy, confidentiality, security and privacy of customer information. It is essential that we protect the confidentiality of all non-public information entrusted to us by the Company or its customers, except when disclosure is authorized or legally mandated. Even seemingly mundane information might be of use to competitors, or harmful to the Company or its customers, if disclosed. Even unintentional disclosure can lead to identity theft or financial gain by third parties. Therefore, the best way to protect customer information is to limit access on a need-to-know basis.

With the exception of listed name, address and telephone number, all information kept by the Company about its residential and business customers is confidential and cannot be divulged or used, directly or indirectly, except for business purposes. We may only use this information for the purposes for which it was collected and that the customer would reasonably expect.

Recording, releasing or disclosing private customer information for personal gain or the benefit of another will result in immediate discipline up to and including dismissal, and may include civil or criminal prosecution. This may also expose the Company to substantive reputational harm and financial liability.

Where the customer is an identifiable individual, we are required to comply with the Personal Information Protection and Electronic Documents Act, a federal law that requires us to identify the purposes for which we collect personal information and obtain the consent of our customers before collecting, using or disclosing this information. Customers can also access all personal information about them (including customer care logs and notes) that we may hold, subject only to certain narrow exceptions, within 30 days of a customer request. Accordingly, we should avoid non-factual entries or inappropriate language or comments when creating such records.

Bell and Bell Mobility are also subject to a CRTC restriction on the disclosure of confidential customer information. This restriction applies to all telecommunications services, whether tariffed or forborne, and all customers, whether they are individuals, corporations, or other business entities.

Unless a customer provides explicit consent or disclosure is pursuant to a legal power such as a search warrant, the Company may not disclose a customer’s confidential personal and business information to anyone other than:

•	the customer or a person whom the Company reasonably believes is acting on behalf of the customer (e.g. the executor of a customer’s estate),
•	another telephone company, for the purpose of providing the customer with efficient and cost-effective telephone service, where the information is required only for that purpose and will be

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kept confidential (e.g. the exchange of call detail information for the settlement of inter-provincial toll calls),
•

a company, for the purpose of supplying the customer with telephone or telephone-directory related services, where the information is required only for that purpose and will be kept confidential (e.g. a firm retained by the Company to do telephone installation on its behalf),

•	an agent retained by the Company to evaluate the customer’s creditworthiness or to collect the customer’s account, where the information is required for and will be used only for that purpose, and
•	a public authority, if there is imminent danger to life or property which could be avoided or minimized by disclosure of the information, or
•

an affiliate involved in supplying the customer with telecommunications and/or broadcasting services, provided the information is required for that purpose and disclosure is made on a confidential basis with the information to be used only for that purpose.

2.11.2   Interception of Private Communications

Communications between the Company and a customer may be monitored for quality assurance purposes, with an appropriate advisory to the customer.

The unlawful interception of a private communication is prohibited under the Criminal Code. The content of a customer’s transmissions (including telephone and email) may not be monitored, nor may the content, nature and existence of telephone calls and data transmissions be released to third parties except as explicitly authorized by law.

Unintentional interceptions of a call may occur when providing service, doing repairs or when conducting quality control checks. In these instances, the employee must advise the persons on the call of the unintended interruption and immediately disconnect from that call.

2.11.3   Business Customer Contracts & Proposals

Maintaining customer privacy is also crucial when dealing with contracts, proposals and quotations. We must be vigilant to not share business customer information - such as business plans, names of telecom representatives or information of a sensitive nature - with other employees servicing a similar market segment (for example, the banking industry). By doing so, we may inadvertently divulge information about a business customer to that customer’s competitor. Also, unless a business customer provides explicit consent, we do not share information about business customers with other affiliates or partners, agents or subsidiaries of our group, except with those affiliate or partners or agents or subsidiaries of a group, who are directly involved in the specific contract, proposals or quotations.

2.11.4   The Bell Privacy Policy

To support our commitment to privacy we have developed policies and a formal privacy code - the Bell Privacy Policy - which spell out the commitments of Bell, its employees and agents and the rights of customers and employees regarding personal information. They also reflect the rights and obligations set out in the Personal Information Protection and Electronic Documents Act.

These documents state that the Company collects personal information only for the following purposes:

•	to establish and maintain responsible commercial relations and provide ongoing service
•	to understand customer needs and eligibility for products and services
•	to recommend particular products and services to meet customer needs
•	to develop, enhance, market or provide products and services
•	to manage and develop Bell’s business and operations, including personnel and employment matters and
•	to meet legal and regulatory requirements.

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Personal information must not be used for any other purpose without the consent of the customer.

The Bell Privacy Ombudsman oversees compliance with these privacy policies. Contact: privacy@bell.ca.

The Bell Privacy Policy and other privacy-related documents are available by: i) following the “privacy” link on www.bell.ca or ii) on the Bellnet policies page Corporate Policies & Ethics Program.

I am a customer service representative for the residential market. A caller identifying himself as the spouse of a wireless customer requested billing details for the spouse’s account, indicating that he looked after bill payments for the family. Should I provide the information?

F       If the caller is not explicitly listed on the account as an authorized co-user, the information should not be provided. Account details, particularly for wireless accounts, can be very sensitive information and is often sought in the context of matrimonial disputes. Advise the caller to have the account holder of record contact the Company to have the spouse added to the account as an authorized co-user. This approach applies equally to wireline, Internet, and satellite accounts.

2.11.5   Employee Privacy

The Company has also long been committed to protecting the personal information of its employees which is collected only for purposes relevant to managing the employment relationship. The obligations described in the Personal Information Protection and Electronic Documents Act also apply to the collection, use, disclosure and protection of personal employee information.

Personal information means information, in any format, about an identifiable individual, but does not include the name, title or business address or telephone number of an employee. Employee personal information refers to those records like the personnel files and other documents collected and used to provide services or support such as pay or benefits information. Personal health information is held separately by the Disability Management Group.

All personal information is protected by security safeguards appropriate to the sensitivity of the information and may only be used for reasonable purposes relating to the management of the employment relationship or for other purposes as may be required by law. All employees holding personal employee information must handle it in accordance with privacy principles. Aside from applying normal safeguards (i.e. locked cabinets and desks), employees should avoid discussing personal employee information in public areas.

Notwithstanding the notion of employee personal information, there shall be no expectation of privacy for communications made through the use of Company equipment or using Company paid services or products (for example, e-mail, internet/intranet activities, voice mail, computer files, network), as well as workspaces (for example, desks, lockers, and vehicles).

The Company reserves the right to monitor or search any and all Company property at any time, where it determines on reasonable grounds that this is required; for example:

•	to evaluate and measure service quality
•	in the interests of the safety and protection of employees or the Company
•	to search for specific business information
•	to comply with legal warrants or other obligations, or,

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to conduct security investigations such as in the event the Company suspects an employee of fraud, theft, undeclared conflict of interest or other situation which may cause prejudice to an employee or the Company or its reputation.

Additional information is available through the Employee Privacy section of the Human Resources intranet site as well as in the Acceptable Use of Information Technology Resources Policy.

2.12.	Information Classification and Records Management

The purpose of the Information Classification and Records Management Policy is to ensure that the company’s information is properly classified so records are adequately managed to comply with legal requirements and business needs. It establishes a framework for the management, preservation, security, accessibility, storage and destruction of records created or received in the course of day-to-day operations. The policy applies to all forms of records irrespective of who has prepared them; whether they are in paper, electronic or other media format no matter whether they reside on Bell’s premises, servers and infrastructure or not.

Employees are responsible for:

•	safekeeping and protecting records under their care in accordance with the policy
•	ensuring that the business records they keep or generate are accurate and complete
•	ensuring compliance with business, legal and regulatory requirements with respect to record retention
•	improving operational efficiencies, reducing space requirements and costs by eliminating unnecessary records
•

ensuring the preservation and accessibility of relevant records to satisfy specific operating needs and in the event of potential or actual litigation or internal or external (including governmental) investigation

•

ensuring they preserve relevant data and documents and comply with any further instructions or directions when they are notified of actual or impending litigation or are subject to a legal hold and/or are involved in a regulatory investigation.

Bell’s business and operational units are responsible for identifying records produced by their departments and attributing a retention period to such records based on the applicable retention periods (if any) found in the Record Retention Schedule. Records that are not subject to a specific retention period shall be destroyed as per the directives contained in the Information Classification and Records Management Policy.

2.12.1   Preservation of records under legal hold

Records subject to preservation under a “legal hold” must not be disposed of until the hold is lifted. Where a “legal hold” is in place, all owners of records that are subject to it must take positive steps to ensure the preservation of such records. Those record owners must also, prior to taking any steps that might affect the disposal of such records, such as re-imaging their computers or being “evergreened” to a new device, contact the Legal Department (ediscovery.legal@bell.ca) to verify whether they can dispose of the records. Any employee unsure whether records are subject to a legal hold or unsure of the hold’s scope should contact the legal team at ediscovery.legal@bell.ca to verify.

When an employee, who owns records that are subject to a legal hold leaves Bell, the employee’s manager and Human Resources Consultant must ensure that these records are preserved.

For the complete policy and important restrictions, see the Information Classification and Records Management Policy and Records Retention Schedule (which provides minimum periods of record retention and destruction schedules) available on the Corporate Policies & Ethics Program intranet site and for the instructions about storing, retrieving or deleting paper records, see the Records Management section available on the Corporate Security intranet site.

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2.12.2   Confidential Information

It is essential that we safeguard Company records and information (in any format) that contain confidential information. This can include information entrusted to the Company by a third party, which must be handled according to instructions provided by the information owner.

Unauthorized disclosure, transmission, misappropriation or misuse of confidential information can have serious consequences for the Company. Such disclosure is strictly prohibited and should be reported immediately. Using this information for purposes other than furthering the Company’s best interests is not only unethical, it may be illegal if it involves the disclosure of material non-public information. Using any confidential or for “internal use ” information about the Company for personal purposes, or failing to safeguard such information, is strictly prohibited.

Confidential information is information about our business that is not publicly available and includes any information classified as Internal Use or Confidential, as well as any information that has not been classified. Some examples of information which must be safeguarded from disclosure include:

•	products and services
•	marketing strategies, pricing, bids and proposals
•	rate applications
•	information about new technology
•	business plans
•	customer records
•	human resources information
•	major reorganization plans
•	internal audit reports and significant corporate security matters
•	training material
•	passwords and encryption keys
•	licenced computer software programs (even routine programs)
•	legal proceedings
•	undisclosed financial results

To protect confidential information, whether originated by or entrusted to the Company, we must:

•

classify and label records with the appropriate security classification: Confidential, For Internal Use or Public. For further information, see the Information Classification and Records Management policy

•	ensure that confidential information is stored and transmitted securely per the policy.
•

avoid unauthorized disclosure of confidential information by checking that computer terminals, telephones and faxes are secure. Do not store confidential information on laptops, PDAs, etc. outside of secure company premises without appropriate protection/encryption.

•

avoid discussion of such information in public places (including by phone in taxis, trains and airplanes), with family members or friends who might pass the information on to others deliberately or unintentionally, or with business colleagues when our conversations might be overheard.

2.12.3   Post employment obligations

•

Your obligation to protect Bell’s confidential information continues after one’s employment with Bell has terminated. Upon termination of employment or contract, or reassignment all confidential information and documents, including electronic records, and all third party information entrusted to Bell must be returned and you must not disclose any such information. This continuing obligation is particularly important in the case of a departing employee who subsequently works for one of Bell’s competitors.

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How do I tell if a document (paper or electronic) is confidential if it is not marked as such?

F       You should begin by asking the person who issued the document (if known), as the originator is the person who must determine the security classification. If you can’t find the source of the information and the nature of the document does not make the classification obvious (such as information that has been made public), the document should be treated as Confidential until the proper classification is determined.

The unauthorized disclosure of, or known failures in safeguards which protect, Confidential information is to be reported to Bell’s National Incident Center (NIC) at 1-866-714-0911 or cni-nic@bell.ca.

2.13.	Dealing with Customers and Suppliers

We achieve an ongoing competitive advantage by ensuring that our reputation for quality, service and integrity remains intact. Compete fairly but vigorously while complying with our legal and ethical obligations.

2.13.1   Customer Relations

Customers and customer service are at the core of our business. To succeed, we have to be honest, courteous, and respectful when dealing with our customers and their property whether visiting their home or place of business.

Our customers expect us to provide quality products and services, and be truthful when discussing our advantages and benefits. To maintain that trust we should:

•	offer customers only those services which we are legally allowed to provide and that they want or need
•	promote our products and services accurately even when upselling
•	give customers the straight facts about their competitive choices
•	guide customers into asking the right questions about their competitive options
•	convince customers it’s to their advantage to stay with-Bell – or come back from another carrier
•	don’t offer to waive charges, cut special deals or grant discounts that are not authorized.

2.13.2   Supplier Relations - Reciprocity

Like many corporations, we purchase goods and services from thousands of suppliers, many of whom are also our customers.

While we quite naturally want to do business with our customers, and will take advantage of every opportunity to do so, we must keep in mind that this should not be done at the expense of price, quality and service. These criteria, rather than the simple fact a supplier is or is not our customer, should guide our purchasing decisions.

Reciprocity is an arrangement where a purchaser gives business to a supplier because that supplier is its customer for other products, in preference to another supplier. Reciprocity, whether it originates with the buyer or the seller, should be handled with utmost care for a number of financial, ethical and legal reasons.

For example, we may lose the opportunity to save money on our purchases if we choose suppliers solely because they are Bell customers and we may be accused of anti-competitive behaviour.

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Under certain circumstances, we may, for strategic marketing reasons, develop and contract services exclusively with a given supplier. The Law Department must be consulted before such arrangements are established.

Our department is organizing a meeting at a hotel. Due to the large size of our group, and the fact we don’t want to travel far, we’ve chosen a nearby hotel serviced by a competitor’s long distance network. Is this okay, or should we find a hotel that uses Bell long distance?

F  It is not Bell policy to prohibit employees on Company business from dealing with organizations that do not use Bell’s services. While we actively encourage everyone at Bell to do business with our customers, we must ensure that this is not done at the expense of price, quality and service

F  Although the hotel you’ve chosen is not a Bell customer, you were right to choose it if, in your judgment, it best meets the price-quality-service criteria you are looking for: the hotel is located close to your office, it can easily accommodate all the members of your department and, as a result, will enable your group to save both time and traveling expenses.

2.14.	Dealing with Competitors

2.14.1   Treating Competitors with Respect

We welcome and encourage fair and open competition and we are committed to treating competitors with due respect. By doing so, we honour the competitive spirit that motivates us to perform at our best.

Behaving competitively means that we:

•	do not portray a competitor to the public or to a customer in an inaccurate, misleading, disparaging or unfair manner or in a way contrary to laws that govern competitive business practices
•	do not state as a fact our understanding of a competitor’s price information as that information may be out of date and incomplete
•	exercise care when commenting publicly on such topics as a competitor’s financial situation, business practices, management or network reliability, or foreign ownership
•

do not behave disrespectfully toward a customer who has decided to purchase a competitor’s products or services; rather we rigorously promote and provide high-quality service for any other product we may supply to this customer.

2.14.2   Obtaining Information about our Competitors

We have every right to gather information about the marketplace in which we operate through legal and ethical means. This includes information about our competitors, their products and services, technology, prices, advertising, and so on.

However, we do not engage in industrial espionage; buy proprietary information or induce employees or former employees of our competitors to disclose proprietary or confidential information of his/her current or former employer. That person has an obligation to protect his current or former company’s confidential or proprietary information, just as you would be obliged to protect Bell’s confidential or proprietary information if you were to leave the Company. It is essential that former employees of competitors do not disclose to anyone their previous employer’s confidential information.

Similarly, if you become aware that confidential or proprietary information about a competitor is circulating through the company, you must not use such confidential or proprietary information and must immediately report it to your manager or other person (see section 2.1.3).

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Our business unit recently hired someone who was employed with one of our competitors. This person has confidential information which would be very valuable to us. Can we ask him to disclose this confidential information?

F  Absolutely not. The new employee has an obligation to protect his former company’s confidential or proprietary information, just as you would be obliged to protect Bell’s confidential or proprietary information if you were to leave the Company. You must respect the employee’s personal integrity as well as his obligation to his former employer. Inducing an employee to disclose such confidential information is a violation of the Code

And If you become aware that this person is disclosing a competitor’s confidential information to Bell employees, should you report it?

F  Yes you must report this fact to your immediate supervisor or through the Business Conduct Help Line at https://www.clearviewconnects.com/ or by calling 1-866-298-2942 – and you must not use such confidential information.

F  Bell’s reputation could be significantly harmed by such disclosure and taking immediate steps to contain the confidential information is critical. Failure to report is a violation of the Code

2.14.3   Agreements with Competitors

In many cases, agreements between competitors that restrict i) the price at which competitors can sell their products or services to customers, ii) the customers to whom competitors can sell, or iii) quantities that competitors will produce or market, are criminal offences and thus prohibited. To be clear, this prohibition does not address cases where two competitors are simply entering into an agreement as buyer and seller of each other, as is for instance common in our wholesale division.

The law provides certain exceptions and we may, for strategic reasons, sometimes take advantage of these exceptions and enter into specific agreements with competitors. For instance, the rules allow, under certain conditions, the submission of joint bids with competitors in response to requests for proposal, something which otherwise would appear to be a prohibited agreement on price. The Regulatory/Law Department must be consulted before arrangements with competitors are established.

2.14.4   When a Competitor is a Customer

When providing competitors with network facilities, access or other services we cannot use information obtained as a result of that process in any manner which would give us an undue competitive advantage. This includes ensuring that this information is not made available to those within the Company or its affiliates who develop competitive service strategies. It also means that we must not disclose a customer’s choice of competitive carrier to anyone who does not clearly require the information to provide service to the customer.

2.15.	Safeguarding Company Assets

2.15.1	Overview

We all have a responsibility to be accountable for and safeguard Company assets from loss, damage, theft, vandalism, sabotage or unauthorized use, copying, disclosure or disposal. The improper use and/or reporting of assets could seriously undermine the Company’s integrity, adversely affect our business strategies and decisions and weaken investor confidence. It could also constitute a criminal offence.

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The Company’s assets include but are not limited to, offices and office equipment, computers, art, telephone and video equipment, vehicles, tools, materials, buildings, people, property, information, funds, communication networks, information systems, and intellectual property. The vehicle related policy and practice can be found on the Corporate Services intranet site and covers both the use of Company-owned vehicles and the use of Employee’s vehicle for Company purposes.

Access to and use of these assets must be authorized, adequately controlled and based on business needs. We should not use Company assets for personal purposes, except where this use has been authorized by your leader. Each of us must also take appropriate measures to prevent losses due to wilful action by others, both outside and within the Company, which may result in personal injury, property damage, theft, loss, abuse or unauthorized access to physical or logical assets, and intellectual property (including data).

To best safeguard the tools and equipment used as part of their functions, employees can consult the Bell Security Charter and Corporate Security policies, available on the Corporate Policies & Ethics Program intranet site.

Loss or theft of company assets, property damage and malfunctioning doors and locks are to be reported to Bell’s National Incident Center (NIC) at 1-866-714-0911 or at cni-nic@bell.ca.

2.15.2   Corporate Credit Cards and Company Funds

We are personally responsible for funds, cash, cheques, postage, etc., over which we have control. Corporate credit cards are not to be used for personal cash withdrawals or purchases and other charge cards are to be used only for business purposes. We must also ensure that all expense vouchers, benefit claims and invoices are accurate and properly authorized.

Corporate policy regarding the use of corporate credit cards and corporate travel is detailed on the Travel and Expense Management intranet site. We should, whenever possible, use the services of suppliers with whom Bell has negotiated agreements (e.g. travel agents, car-rental agencies, taxi companies, hotels).

2.15.3   Hiring Consultants or Contractors

Hiring of contractors or consultants must follow the rules as outlined on the Contractors and Consultants Procurement intranet site and hiring of external resources must also comply with Personnel Security Policy available on the Corporate Policies & Ethics Program intranet site.

2.15.4   Electronic Procurement and Electronic Processing of Expense Reports

The Company electronically processes much of its procurement needs including employee expense reports and accounting for corporate credit card payments. All employee expense reports and credit card payments must be approved by a Tier one level above the employee submitting the reports.

Employees are expected to safeguard Company assets and comply with Company policies, including the Policy on Authorizations and the Company’s policies on travel and credit card usage.

The Policy on Authorizations is available at Corporate Policies & Ethics Program intranet site.

2.15.5   Business Books and Records

The Company’s books and records contain information essential to effective and efficient operations. They form the basis upon which key decisions about the Company are made by our executives, financial analysts, shareholders, investors, and regulators.

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Because they are so crucial to the Company meeting its legal, regulatory and financial obligations, we must ensure that all documents, reports, plans and records falling under our responsibility are accurate and complete. We must also ensure that all transactions are properly authorized.

In preparing and maintaining our books and records, we must:

•	adhere to all accepted accounting standards and practices, rules, regulations and controls applicable to us
•	ensure that all entries are recorded accurately, on time, in the proper accounts, and are properly documented
•	record all funds, assets and transactions; we may not establish any undisclosed or unrecorded fund or assets for any purpose
•	keep books and records which reflect fairly, accurately and in reasonable detail the Company’s transactions, acquisitions and disposal of assets and other relevant activities
•	sign only those documents we believe to be accurate and truthful
•

restrict access to sensitive or confidential information (such as financial records and customer information) to ensure the information is not accidentally or intentionally disclosed, modified, misused or destroyed

•	maintain internal control processes to ensure that the Company meets its book and record keeping obligations.

2.15.6   Standard Contracts and Agreements

Contracts and agreements represent some of the greatest exposures faced by the Company. If you are in a position to develop or sign contracts you must take necessary steps to protect the interests of the Company by ensuring that only Bell standard form template contracts are used and that the contract is reviewed by appropriate departments such as, Legal, Regulatory, Corporate Security, Corporate Responsibility & Environment, Risk Advisory Services and Insurance. Standard contracts must not be modified without prior Law Department approval.

2.15.7   IS/IT and Network Security

Computers and computer networks form the backbone of our telecommunications network and operations infrastructure. For this reason, every effort must be made to protect the Company’s computer systems and associated software from the various threats to their security, such as accidental or deliberate destruction of data and equipment, interruption of service, disclosure of confidential information, theft and corruption.

To maintain security:

•	access to computer systems should only be granted to authorized users
•	users are accountable for use of computer systems and access codes and passwords must be kept confidential
•	the use of the Company’s computer system or network for personal use or other non-Company purposes is prohibited unless specifically authorized by the Company or a manager in direct line of authority
•	follow Company rules regarding the purchase and use of computer software
•	guard against computer viruses that may damage the Company’s computer systems
•	report any breach of computer security, policies and standards.

For further information on information security, malicious software, and other policies and directives relevant to securing your computers, contact Corporate Security or visit the Corporate Security intranet site.

Computer security incidents, Virus, worms, spam or phishing using Bell’s name, any other computer or data network attacks, weaknesses in security systems, and unexplained systems changes are to be reported to Bell Canada intranet site helpdesk or the Bell Customer Service Desk at 1-888-920-8888.

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2.15.8   Personal Use of Company-Provided Internet Access and Other IT Resources

Access to the Internet is primarily provided for business purposes. However, accommodating employees’ development and awareness through personal use of Company-provided Internet access is also encouraged.

Personal use of the Internet and e-mail must be reasonable, i.e. it must not impede or reduce an employee’s ability to perform his/her duties, diminish productivity or effectiveness at work or negatively impact the Company in any way. Abuse of Company-provided Internet or e-mail may result in disciplinary action.

The law strictly prohibits the use of software on unlicensed computers. You must verify and respect the manufacturer’s conditions of license or agreement under which the software was acquired. Copying software onto your computer may be a violation of the software company’s licensing agreement as well as copyright laws, and placing the Company at risk of prosecution for copyright infringement.

I’m attending an important sales meeting next week and I have to prepare a presentation using slides and fairly complicated charts. My friend has the software I need to put the presentation together, and he’s offered to lend me his diskettes so I can install the program on my computer. Can I go ahead?

F  No.  The law strictly prohibits the use of software on unlicensed computers. By copying your colleague’s software into your computer, you may be breaking the software company’s licensing agreement as well as copyright laws, and placing the Company at risk of prosecution for copyright infringement. You should speak to your group’s computer administrator to discuss your computer needs.

For further details, the Acceptable Use of IT Resources Policy is available on the Corporate Policies & Ethics Program intranet site.

2.15.9   Visible ID

All employees, consultants and contractors must wear a valid, designated ID card at all times while on Company premises. Visitors must wear a valid, designated visitor’s card while on Company premises and employees should challenge anyone on Company premises not wearing one.

2.16.	Social Networking

Social networking sites like Facebook, LinkedIn, Twitter and YouTube have all become increasingly effective channels for Bell to strengthen our brand and our connection with customers and the public. All team members are required to follow Bell’s Social Media Guidelines (available from the Corporate Policies and Ethics Program intranet site) to ensure we can maximize the value of social media while upholding the reputation of Bell and our team. All team members are required to respect the principles and values outlined in the Bell Code of Business Conduct while navigating through the social media world.

•

As a general rule, always remember that you are responsible for what you say or post online. Facebook, LinkedIn, Twitter and other websites are public so never assume that anything you say or post is private.

•

If you participate in social media sites, it is important to recognize that, unless you have prior approval through the Social Media team, you are not authorized to speak on behalf of Bell and its related subsidiaries. Rather, you are expressing your personal views and should not give the appearance that you are a company spokesperson.

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•

If you are not already authorized to speak on Bell’s behalf and believe it is a necessary part of your role, please email social.info@bell.ca. The Social Media team will coordinate all requests for approval with Bell’s executive leadership team.

•

Protecting confidential information: Whether you are posting as an approved Bell spokesperson or for personal reasons, you can only disclose information that is in the public domain. You may not post any comment that would include confidential information concerning our customers, suppliers or team members.

•

Respect the reputation of our company and team members: Misleading, disparaging or untruthful comments about our company, products, services or team members can seriously undermine our brand and ability to support customers. Do not post comments or participate in online campaigns that could potentially jeopardize our reputation. Speak respectfully about all members of your team, including your superiors.

•	As with any company policy, violations may be serious and require a disciplinary response, up to and including termination of employment.
•

Correcting negative or inaccurate comments about Bell: If you see an inaccurate post about a Bell product or service on Facebook, Twitter or another social forum, please send an email to social.info@bell.ca.

Questions: If you have any questions regarding these Guidelines or Bell’s Internet Use Policy, please email corporate.secretariat@bell.ca or call the Business Conduct Help Line at 1-866-298-2942.

A complete copy of the Bell’s Social Media Guidelines is available from the Corporate Policies and Ethics Program intranet site. Additional related corporate policies, such as Bell’s Internet and Email Policy and Bell Media’s Social Media Policy for CTV News and on-air talent are available from the Corporate Policies and Ethics Program intranet site.

2.17.	Intellectual Property

2.17.1   Overview

Intellectual property such as patents, copyrights, trade-marks, domain names, inventions, integrated circuit topographies, industrial designs, trade secrets and confidential information are strategic assets of the Company and must not be disclosed to or used by third parties without first ensuring that appropriate legal safeguards are in place. Failure to do so could result in the Company losing its right in a trade secret or patent.

Intellectual property rights also reside in and protect know-how, business methods and processes, computer software, computer operating systems, written materials (including paper or electronic form), inventions, graphics, photographs and audiovisual works, whether developed internally within the Company or obtained from third parties.

In addition to protecting the Company’s intellectual property, we also have a responsibility to avoid infringing third party intellectual property rights, as detailed in the intellectual Property Policy referred to below.

Trade-marks, including the Company’s logo and its various trade names, are among the Company’s most valuable assets. Every employee has a responsibility to preserve, protect and enhance the value of these assets. You should immediately report any infringement or misuse of such trade-marks or trade names to the Branding and Identity Hot Line via http://www.brand.bell.ca/en or by calling (514) 870-2347 or by sending an email to info.branding@bell.ca.

2.17.2   Ownership of Intellectual Property Developed While Working for the Company

All intellectual property conceived or made during or after working hours in the course of our employment with the Company or which are within the scope of the Company’s business interests, are rightly the exclusive property of the Company.

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Employees are prohibited from applying for patents or other intellectual property registrations in regards to intellectual property that belongs to the Company, nor can the Company’s intellectual property be used for personal purposes or gain. We must fully disclose to the Company all intellectual property that we conceived or created during or after working hours in the course of our employment with the Company or which is within the scope of the Company’s business interests. Each employee thereby assigns all rights in and to all such intellectual property or inventions, including rights under the Copyright Act (to the extent such intellectual property rights are not automatically owned by the Company pursuant to applicable law), in their entirety, without limitation to the Company or BCE Inc. upon their connection or creation by each employee.

In the event the Company decides to use, sell, license or otherwise commercially exploit any of its intellectual property assets or to apply for protection, registration or enforcement of such rights, we would be expected to co-operate in the preparation and execution of any related documentation.

Upon termination of employment or contract, or reassignment, we must return all tangible and intangible property of the Company or entrusted to the Company still in our possession or custody (including any intellectual property assets).

2.17.3   Developing Patents and Other IP

You may apply to be released from your obligation to assign specific intellectual property rights to the Company. Each case will be examined on its own merit by the Legal Department. To avoid misunderstandings, some employees working in certain positions may be required to sign a formal Assignment of Rights Agreement as a reminder of their obligations pursuant to this Code and other policies of the Company. Failure to do so, however, does not relieve you of the obligations towards the Company pursuant to this Code and other applicable policies.

For additional information, please consult the Intellectual Property Policy intranet site.

2.18.	A Work Environment Based on Trust and Mutual Respect

2.18.1   Overview

Nothing is more basic to ethical behaviour than trust and respect. Upholding these values enables us to build and cultivate more meaningful, richer relationships with fellow employees, customers, suppliers and shareholders.

We are committed to fostering a workplace which encourages open and honest communication, recognizes the intrinsic dignity and worth of all employees and values the diversity of employees, customers, suppliers and shareholders.

2.18.2   Diversity and Employment Equity

Diversity is defined as an unwavering respect for each other’s uniqueness, including, but not limited to: culture, ethnicity, gender, age, religion, disability, sexual orientation, education and experiences. By valuing our differences, we can create an inclusive work environment based on merit and fairness where all employees can contribute to their fullest potential.

Employment Equity is an important aspect of our diversity strategy. While diversity encompasses many different factors that make each of us unique, legislated employment equity programs focus on four designated groups: women, visible minorities, Aboriginal Peoples and persons with disabilities. The Company is required to comply with employment equity legislation through workforce practices free of barriers to recruiting, retaining and promoting members of these designated groups. Employment Equity is not about hiring unqualified individuals but rather to ensure that the qualified members of the designated groups are given equal employment opportunities.

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Employment equity and diversity also makes business sense. A diverse workforce brings Bell closer to its customers. By becoming the supplier of choice to a diverse customer base and the employer of choice to our current and future employees, we further improve Bell’s chances of success.

Promotion of self identification through our online employment equity and diversity questionnaire allows the Company to have an accurate assessment of representation within the four groups and allows for appropriate strategies and action plans to be developed in order to address any gaps.

The information collected in the employment equity and diversity questionnaire is confidential.

In addition Diversity training (CDC course L744) and “Respect in the Workplace” (CDC courses D223 and D224) training are available to help support an inclusive work environment. Information is available at the following link: Diversity and Human Rights.

2.18.3   Discrimination and Harassment

We provide a workplace free of any type of personal harassment, including sexual harassment, intimidation and violence and are committed to an environment in which all workers can work safely.

We prohibit all types of unlawful discrimination, including harassment, whether directed against an individual or group, including employees, customers, suppliers and shareholders. This specifically includes discrimination based on race, national or ethnic origin, color, religion, age, sex (including pregnancy or childbirth), sexual orientation, marital status, family status, physical or mental disability, conviction for which a pardon has been granted. Though the spirit of the law is the same, some of the grounds for discrimination may slightly differ for companies that are subject to provincial legislation.

Harassment is defined as vexatious behaviour that is repetitive and hostile or unwanted that degrades, humiliates, embarrasses, affects or insults an employee’s dignity or integrity and that results in a harmful work environment for the employee. It may include:

•	threats, intimidation and/or verbal abuse, unwelcome remarks or jokes
•	unnecessary physical contact, such as touching, patting, pinching or punching
•	displaying sexist, racist or other offensive pictures, posters, e-mails or screen displays
•	any other action that may reasonably be perceived as offensive or degrading.

Sexual harassment includes offensive or humiliating behaviour that is related to a person’s sex, as well as behaviour of a sexual nature that creates an intimidating, unwelcome, hostile or offensive work environment, or that could reasonably be thought to put sexual conditions on a person’s job or employment opportunities. A few examples are:

•	questions and discussions about a person’s sexual life
•	commenting on someone’s sexual attractiveness or unattractiveness
•	displaying posters, calendars and/or screen displays of a sexual nature
•	writing notes, letters or e-mails of a sexually suggestive nature.

An employee who believes that he or she is being unlawfully discriminated against should tell the person to stop immediately. If there is imminent danger the matter should be reported to the police and/or emergency services as appropriate (dial 9-1-1) and then to Corporate Security (dial 1-866 -714 -0911): If the behaviour or action persists, the employee should report the matter to his or her manager or to a more senior manager in the organization. Unionized employees may elect to contact their union representative; management employees may consult with their Human Resources representative.

2.18.4   Reasonable Accommodation

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Accommodation is a part of a broader principle - that our society should be structured and designed for inclusiveness.

An accommodation is considered reasonable if it does not result in undue hardship, such as: significant impact on business operations, or risk to the health and safety of the employee concerned or any other person. Examples of accommodation can include physical or technical alterations to an employee’s workspace (work station height, non-standard computer monitor, telephone with amplifier or headset) and modification of work duties or conditions.

2.18.5   Health and Safety Policy

Bell regards health and safety as a corporate priority. Bell will ensure that effective policies and practices are in place to protect the health and safety of its employees, contractors, customers and the public. Reflecting the value Bell attaches to health and safety, this policy statement outlines the company’s commitment and how it will be met.

Where employees are concerned, Bell expects each person to take personal responsibility for their health and safety by working safely at all times. To this end, Bell will:

•	provide a healthy and safe work environment to reduce the risk of illness or injury;
•	meet or exceed all health and safety legal requirements;
•	provide proper supervision, training and equipment; and
•	work with the joint union/management Health and Safety Committees to resolve issues at that level.

Mindful of the safety of its contractors, customers and the public, Bell will also:

•	ensure business decisions made at all levels of the organization take into account the Company’s health and safety commitments;
•	cooperate with the government and various other organizations on health and safety matters; and
•

ensure that all contractors, sub-contractors and third parties that have been granted the right to access Bell sites have received training on health and safety matters pertaining to their job, use the proper equipment and follow the proper procedures. Bell will also ensure that they follow all legal and contractual guidelines as outlined in their contracts and will monitor them accordingly.

For additional information on occupational health and safety policies, programs, procedures, and legislation (Canada Labour Code Part II and the Health and Safety regulations) consult the Human Resources intranet site at the following link: Health, Safety and Wellness.

2.18.6   Corporate Security - Emergency Management

Employees may encounter various emergency situations that can directly affect them or the Company. To this end, the Company is committed to a level of preparedness and planning that is designed to “protect life and property” and to ensure a rapid return to providing service to our customers. Through the development and implementation of the Emergency Response directive and associated procedures, employees and business units will be ready to respond during emergencies.

In the event of a life-threatening emergency begin by calling 9-1-1 (or local emergency service). All emergencies and emergency conditions including unplanned evacuations, or potentially service impacting situations in proximity to company critical facilities are to be reported to Bell’s National Incident Centre (NIC) at 1-866-714-0911 or cni-nic@bell.ca.

Evidence of serious criminal activity such as evidence of child pornography or terrorism, found on Bell or customer premises or systems, are to be reported to Bell’s National Incident Center (NIC) at 1-866-714-0911, unless involving an imminent threat where 911 must be called.

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Significant facility or utility interruptions, surveillance, control systems or any service failures that impact the telecommunication network are to be reported to 1-888-570-1091. For information on Bell’s Emergency Management Directive, and procedures, consult the Corporate Security intranet site.

2.18.7   Alcohol, Drugs and Other Substances

We are required to be fit at all times to perform all assigned duties. While at work, we must not be impaired by the use of alcohol, medication, or illicit drugs.

The use, sale, unlawful possession, manufacture or distribution of alcohol and illicit drugs or non-prescribed medications for which a prescription is legally required, whether on Company work premises or other work locations, is strictly prohibited.

Employees have the responsibility to determine any potential adverse effects when using prescribed or over-the-counter medications with the assistance of their doctor or pharmacist. Intentional misuse of prescribed or over-the-counter medications is strictly prohibited.

For further information consult the Alcohol and Drug Policy on the Human Resources intranet site at: link: Health, Safety and Wellness.

2.18.8   Involvement in a Legal Matter

If you are involved in a legal matter or police case you must immediately inform your manager if this involvement has the potential to affect your ability to perform your job fully and competently. Loss of a driver’s license, for example, must be reported immediately if the affected employee is required to drive a Company vehicle.

2.18.9   Workplace Violence Prevention

We all have a right to work in an environment free from violence and threats. The Company prohibits all acts of physical, verbal or written aggression or violence. This applies whether the aggression is committed by one employee against another, or against anyone else an employee comes in contact with when carrying out his or her responsibilities.

It’s up to each employee to report any act, or threatened act, of violence to a manager or to Corporate Security. In situations of imminent danger call the police or local emergency services and then Corporate Security. If the danger seems less imminent, take note of the facts: Who was involved? Where and when did the incident take place? Were there any witnesses? Then report the incident to Corporate Security. Corrective action will ensue as required.

Bell promotes a “zero tolerance” approach under which violence of any kind is not tolerated and may result in disciplinary measures up to and including termination for just cause.

Bell’s policy Preventing Violence in the Workplace is available on the Human Resources intranet site.

2.19.	Protecting the Environment

2.19.1   Overview

The Company believes that environmental protection is an integral part of doing business and is committed to minimizing, through a continuous improvement process, the impact that some of its activities, products or services may have on the environment. It is also every employee’s responsibility to comply with our policies.

In support of this commitment, we will:

•	exercise due diligence to meet or exceed the requirements of all applicable legislation and other requirements to which it subscribes

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•	prevent, control and reduce releases into the environment and correct in a timely manner problem situations which could not be prevented
•	promote and support cost-effective resource and waste minimization initiatives
•	deal with suppliers who seek to minimize their environmental impacts
•	develop and market telecommunications services providing people and organizations with innovative solutions that take into account their environmental challenges
•	participate with governments, businesses, the public and relevant interest groups to advance environmental protection
•	communicate its environmental initiatives and performance to stakeholders on a regular basis
•	ensure that employees adhere to this policy and understand their responsibilities in putting it into practice.

2.19.2   Managing Environmental Risks and Opportunities

As per the Company’s Environmental Policy, it is every employee’s responsibility to make environment an integral part of his daily decisions and actions. Whether it is through the company’s operations, through the provisioning of services to our clients, through commercial agreements linking the Company to third parties, or through execution of daily administrative functions, environmental aspects must be diligently addressed. This approach allows us to limit our liabilities, to reduce operational costs and to contribute to improving the company’s reputation by exercising a leading position on issues that are increasingly important to the general public.

The Corporate Responsibility & Environment (CR&E) group has developed a series of policies, programs, procedures and guidelines to support employees in their environmental duties. These documents are available through your Enviro-web intranet site.

2.19.3   Environmental Training

Environmental training is mandatory for all employees directly involved in managing one of the following environmental issues: Incidents, manhole effluents, network impacts, residual materials (hazardous and non hazardous), treated wood poles, petroleum products or ozone depleting substances. Training must be completed before the employee is assigned to its operational duties.

The training is available either face-to-face or on-line, depending on the employee’s organizational group and access to on-line training.

You can contact the Enviro-Line to know the name of your environmental coordinator, who will inform you on required training based on your job responsibilities: enviroline@bell.ca or telephone: 1-877-235-5368.

The on-line training site is available at the following address:

https://formation.enviro.int.bell.ca/.

2.19.4   Reporting Environmental Incidents

An environmental incident is an unforeseen situation that can have a negative impact on the environment and may need to be reported to the government authorities.

Whether it is a small spill or leak, a fire in a hazardous material recovery warehouse or a customer complaint such as relating to noise, contaminated property resulting from Bell operations etc., employees must report all environmental incidents no matter what type, cause or seriousness.

The Corporate Responsibility and Environment group must be immediately notified of all environmental incidents involving the company, whether or not they are an emergency and regardless of where they occur. A member of the team will provide employees with the

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necessary guidance and will ensure reporting to governmental authorities as required. The Enviro-Line at 1-877-235-5368 can be reached 24 hrs per day.

For inquiries, support, or to raise concerns with environmental issues, please contact your CR&E group via Enviro-Line (1-877-235-5368) or enviroline@bell.ca.

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3.	ROLES AND RESPONSIBILITIES

3.1.	Annual Review

All employees are expected to review the Code at least once a year and certify that they have done so by signing form BC3684, “Code of Business Conduct/Annual Record of Review” (attachment 2A). This form is kept in every employee’s personnel file.

Members of the Board of Directors of Bell Canada and BCE Inc., as well as all executives, are expected to certify each year that they have reviewed, understand and comply with the Code (attachment 1A).

3.2.	Reporting Conflicts of Interest

If there is an actual or potential conflict of interest, employees must also complete form BC3684(A), “Disclosure of a Conflict of Interest or Potential Conflict of Interest” and forward it to the Corporate Secretary’s Office at corporate.secretariat@bell.ca. Form 3684(A) is found at attachment 2B and is also available on the Human Resources intranet site Your Workplace; Your Workplace Values at address: http://rhr.int.bell.ca/

3.3.	Business Unit Responsibility

Managers are required to ensure that all employees have access to the Code either on-line or in a paper format if required, and that they know, understand and comply with its provisions. To this end, they should ensure that all employees review the Code annually and comply with the annual review process outlined above.

3.4.	Board of Directors, Corporate Governance Committee and the Audit Committee

The Board of Directors, with the recommendation of the Corporate Governance Committee, has the authority to approve this policy. In addition, the Corporate Secretary’s Office in conjunction with Internal Audit, report quarterly to the Audit Committee on the number and scope of issues brought via the Business Conduct Help Line.

3.5.	Corporate Secretary’s Office

The Corporate Secretary’s Office has the responsibility of administering the Code and managing the Business Conduct Help Line, securing annual certification of all executives and members of the Board of Directors under the Code, addressing conflict of interest issues and ensuring compliance by all Business Units.

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4.	APPENDICES

4.1.	Supporting procedures

The Code of Business Conduct annual review is included in the annual performance process. These procedures are located in the Career & Development Centre intranet site under Objective Performance.

4.2.	Reference to Attachments

Attachment 1A	Certification of the Members of the Boards of Directors of BCE Inc. and Bell Canada and executives under the Code of Business Conduct;
Attachment 2A	Form BC 3684 – Employee Annual Record of Review
Attachment 2B	Form BC 3684A – Disclosure of Conflict of Interest or Potential Conflict of Interest
Attachment 3	Additional Resources
General Circulars (GC)	General Circulars provide detail for adherence to Bell policies, standards and procedures. They can be ordered through Xerox by faxing your request to 1-418-692-0011
Bell Privacy Policy	Corporate Policies & Ethics Program intranet site
Corporate Security Policies and Practices	Corporate Policies & Ethics Program intranet site and the Corporate Security intranet site

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Attachment	1A:

CERTIFICATION OF DIRECTORS AND EXECUTIVES

UNDER THE CODE OF BUSINESS CONDUCT

The Boards of Directors of BCE Inc. and Bell Canada (in each case, the “Company”) and our shareholders, expect all Directors and executives of the Company to follow the highest possible standards of honest and ethical conduct and to encourage and promote a culture in which ethical business conduct is recognized, valued and exemplified.

Certification

I certify that I have reviewed, understand and follow the Bell Canada Code of Business Conduct (the “Code”).

In addition, I support the setting of standards needed to discourage wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,
•	full, fair, accurate and timely disclosure in reports and documents that the Company files with, or submits to, securities regulators and in other public communications made by the Company,
•

compliance with laws, rules and regulations of federal, provincial, state or local governments, and other relevant private and public regulatory agencies in all jurisdictions in which the Company operates,

•	prompt reporting of all material violations of the Code to the Chair of the Audit Committee of the Board of Directors of the Company.

To the best of my knowledge and ability, I will act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgement to be compromised.

I acknowledge that I am accountable for following the Code and the responsibilities I have under it. I also acknowledge that complying with the Code is a condition of my employment. If I do not comply with it or applicable laws, rules or regulations, I may be subject to disciplinary measures, which could include dismissal from the Company.

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Attachment 2A:	Form BC 3684

EMPLOYEE ANNUAL RECORD OF REVIEW

Employee

Family name	Given names	Employee number

Policy on conflict of interest

Employees owe their first business allegiance to the Company, and therefore they must remain free of interests or relationships which are harmful or detrimental to the Company’s best interests. Employees should avoid not only a real conflict of interest, but also the appearance of one which could tarnish their own or the Company’s image. Even though it is not always possible to avoid relationships that could place you in a position of potential conflict, it is important to inform your manager and avoid actions or decisions that would conflict with the Company’s interests.

Conflict of interest can lead to disciplinary action, even to dismissal and/or prosecution. If you are in doubt, you should discuss your specific situation with your manager, who will then advise you as to the position of the Company with respect to the matter.

Annual certification

I have reviewed, fully understand and follow the Bell Canada’s “Code of Business Conduct” including the section on Conflict of Interest. I have reported to my manager any relationship or other circumstances that do or could place me in conflict with the interests of the Company. Any new situations will be reported as they occur. I hereby certify that I have no real or potential conflict of interest, except what is noted on Form BC 3684A. BC 3684A, Declaration of conflict of interest or potential conflict of interest form is available as Attachment 2B of this Code.

Employee Signature	Date

Immediate Manager Name	Signature

Note to immediate Manager:	This form is to be completed and signed each year and retained in employee’s personnel file.

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Attachment 2B:	Form BC 3684A

DISCLOSURE OF CONFLICT OF INTEREST

OR POTENTIAL CONFLICT OF INTEREST

Note to immediate manager:   Please file original in employee’s personnel file. A copy should also be sent to the Corporate Secretary’s Office at corporate.secretariat@bell.ca.

Employee

Family name	Given names	Employee number
____________________________	______________________________	______________________

I am directly or indirectly involved in other business or employment, which may give rise to or is at present in conflict with, or potential conflict with, the best interests of the Company:

I have direct or indirect investment, business involvements or relationships, which may give rise to or is at present in conflict with, or potential conflict with, the best interests of the Company:

I have, in the past (2) years, been employed or otherwise commercially involved in endeavours or companies which are in competition with Bell Canada and its affiliated companies (e.g.: Rogers, Telus, Videotron, Cogeco, etc.):

I am currently or was recently bound by restrictive covenants such as non-competition or non-solicitation restrictions:

Other:

I understand that in my previous employment or commercial involvement with a competitor of Bell Canada and its affiliated companies I may have become aware of or given access to undisclosed confidential or proprietary information of my previous employer. As such, unless this information has been publicly disclosed or otherwise available in the marketplace, I am not to share such information. I also acknowledge that I have returned to my previous employer all property belonging to my previous employer including any confidential or proprietary information and documents provided to me including any third party information that was entrusted to me.

Signature:	Manager’s signature:

Title:	Title:

Organization code:	Organization code:

Phone number:	Phone number:

Date:	Date:

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Attachment 3:

ADDITIONAL RESOURCES

If you have any questions regarding the issues raised in this document or any questions on the Code, speak to your manager or call the Business Conduct Help Line at https://www.clearviewconnects.com/ or by calling 1-866-298-2942 (toll free).

If you wish to report any unethical or illegal behaviour such as corporate fraud, or to raise any concerns regarding the Company’s accounting, internal accounting controls or auditing matters, you may report the matter to your manager or call the Business Conduct Help Line at https://www.clearviewconnects.com/ or by calling 1-866-298-2942 (toll free).

You may also contact the following resources:

•	The Code of Business Conduct or for additional information (forms, training) access the Human Resources intranet site (HR Policies - Workplace)
•	Industrial Relations Consultants intranet site
•	Corporate Security intranet site:

•	Life-threatening emergencies call 9-1-1
•

Loss or theft of company assets, internal fraud, criminal activity, property damage, unauthorized disclosure of Confidential information, known failures in security safeguards, malfunctioning doors and locks, emergency conditions and service impacting situations are to be reported to Bell’s National Incident Center (NIC) Corporate Security at 1-866-714-0911 or at cni-nic@bell.ca

•

Computer security incidents, Virus, worms, spam or phishing using Bell’s name, any other computer or data network attacks, weaknesses in security systems, and unexplained systems changes are to be reported to the CSD intranet site at 1-888-920-8888

•	Significant facility or utility interruptions, surveillance, control systems or any service failures that impact the telecommunication network are to be reported on 1-888-570-1091

•	Emergency Response System (non life-threatening emergencies) at 1-866-714-0911 or at cni-nic@bell.ca
•	Corporate Responsibility at 1-877-235-5368 or at responsibility@bell.ca.
•	Enviro-Line Bell (environmental issues) intranet site or at 1-877-235-5368
•	Branding and Identity Line at (514) 870-2347 or at info.branding@bell.ca
•	Intellectual Property Policy Group at Legal and Regulatory – Regulatory Affairs intranet site
•	Corporate Secretary’s Office intranet site or at 514-786-8424
•	Occupational Health and Safety at (514) 870-5848
•	Office of the Bell Privacy Ombudsman for Customer related privacy issues at privacy@bell.ca or for additional privacy related information visit:
•	External Privacy link on www.bell.ca
•	Internal Privacy related information on the Regulatory Affairs intranet site at Legal and Regulatory – Regulatory Affairs – Privacy
•	Privacy in the Workplace for Employees is available at link: Privacy, Human Rights & Diversity
•	Bell employees
•	In Ontario, E-mail: privacy.coordinator@bell.ca
•	In Québec, E-mail: coord.rens.pers@bell.ca
•	Bell Mobility employees
•	E-mail: Coordonateur-protectiondesrenseignementspersonnels@mobility.com
•	Bell ExpressVu employees
•	E-mail: privacycoordinator@expressvu.com

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Code of Business Conduct

5.	POLICY OR PRACTICE DETAILS

Issuing BU	Law & Regulatory Department

Policy sponsor	Executive Vice-President and Chief Legal & Regulatory Officer

Policy owner	Corporate Secretary’s Office

Primary contact	Corporate Secretary’s Office

Required approvals	Board of Directors, Corporate Governance Committee, Corporate Secretary

FIRST RELEASE	1995

Review cycle	Annually

Required Policy or Practice management elements checklist

Monitoring compliance processes defined	Yes

Communication plan complete	Yes

Communication materials complete	Yes

Training plan complete	Yes

Revision history

Date	Change owner	Changed by	Description

2008	Alain Dussault	Alain Dussault	Changes to reflect 100 Day Plan

2009	Alain Dussault	Alain Dussault	Annual update

2010	Alain Dussault	Alain Dussault	Annual update

Feb. 2011	Alain Dussault	Alain Dussault	Update

August 2011	Alain Dussault	Alain Dussault	Annual update

August 2012	Alain Dussault	Alain Dussault	Annual update

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